AgiiPlus Investor Presentation September 2022 Issuer Free Writing Prospectus Dated September 30, 2022 Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus Dated September 16, 2022 Registration No. 333 - 267461

This free writing prospectus relates to the proposed initial public offering of Class A ordinary shares (the "Class A ordinary shares") of AgiiPlus Inc . (the “Company”, "we," "us", or "our") and should be read together with the Registration Statement we filed with the U . S . Securities and Exchange Commission (the "SEC") for the offering to which this presentation relates and may be accessed through the following web link : https://www.sec.gov/Archives/edgar/data/1932470/000121390022056516/ff12022_agiiplusinc.htm The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov . Alternatively, we or our underwriter will arrange to send you the prospectus if you contact US Tiger Securities, Inc . at tony . tian@ustigersecurities . com or contact AgiiPlus Inc . via email at : ir@agiiplus . com . 2 Free Writing Prospectus Statement

Free Writing Prospectus Statement (Cont’d) 3 Forward - Looking Statements This Presentation contains certain forward - looking statements within the meaning of Section 27 A of the Securities Act of 1933 , as amended (the “Securities Act”) and Section 21 E of the Securities Exchange Act of 1934 , as amended (the “Exchange Act”) and also contains certain forecasts and projections . All statements other than statements of historical fact contained in this Presentation, including statements as to future results of operations and financial position, planned products and services, business strategy and plans, objectives of management for future operations of the Company, market size and growth opportunities, competitive position and technological and market trends, are forward - looking statements . Some of these forward - looking statements can be identified by the use of forward - looking words, including “anticipate,” “aim,” “expect,” “”believe,” “propose,” “is/are likely to,” suggests,” “plan,” “believe,” “intend,” “estimate,” “target,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast,” “continue” or other similar expressions . All forward - looking statements are based upon current estimates and forecasts and reflect the views, assumptions, expectations, and opinions of the Company as of the date of this Presentation, and are therefore subject to a number of factors, risks and uncertainties, some of which are not currently known to us . You should carefully consider the risks and uncertainties described in the “Risk Factors” section of the registration statement on Form F - 1 of the Company filed with the SEC, and other documents filed from time to time with the SEC . These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward - looking statements . Factors that could cause actual results to differ from those discussed in the forward looking statements include, but are not limited to, our goals and strategies ; our business and operating strategies and plans for the development of existing and new businesses, ability to implement such strategies and plans and expected time ; our future business development, financial condition and results of operations ; expected changes in our revenues, costs or expenditures ; our dividend policy ; our expectations regarding the workspace refurbishment period, lease - up period, and stabilized occupancy rate, rental and other service income ; our expectations regarding demand for and market acceptance of our products, services and pricing ; our expectations regarding our relationships with our clients, business partners and third - parties ; the trends in, expected growth in and market size of the work solution industry and the flexible workspace industry in China, Singapore, and globally ; our ability to maintain and enhance our market position ; our ability to continue to develop new technologies and/or upgrade our existing technologies ; developments in, or changes to, laws, regulations, governmental policies, incentives and taxation affecting our operations ; relevant governmental policies and regulations relating to our businesses and industry ; competitive environment, competitive landscape and potential competitor behavior in our industry ; overall industry outlook in our industry ; our ability to attract, train and retain executives and other employees ; developments in, or changes to our employee share incentive plans ; the expected outcome or impact of pending or threatened litigations against us ; our proposed use of proceeds from this offering ; the development of the global financial and capital markets ; fluctuations in inflation, interest rates and foreign exchange rates ; general business, political, social and economic conditions in China, Singapore and other overseas markets we have business ; the future development of the COVID - 19 pandemic and its impact on our business and industry ; and assumptions underlying or related to any of the foregoing . This prospectus contains data related to the work solutions industry in the People’s Republic of China (“China” or the “PRC”) derived from an industry report which we commissioned Frost & Sullivan (Beijing) Inc . , Shanghai Branch Co . (“Frost & Sullivan”), a third - party independent research firm to prepare . We refer to this report as the Frost & Sullivan Report . This industry data includes projections that are based on a number of assumptions which have been derived from industry and government sources which we believe to be reasonable . The work solutions industry may not grow at the rate projected by industry data, or at all . The failure of the industry as anticipated is likely to have a material adverse effect on our business and the market price of our Class A ordinary shares . In addition, the rapid changing nature of the work solutions industry subjects any projections or estimates relating to the growth prospects or future condition of our industries to significant uncertainties . Furthermore, if any one or more of the assumptions underlying the industry data turns out to be incorrect, actual results may vary, and are likely to, differ from the projections based on these assumptions . All the third - party trademarks, names, and other information that appeared in this presentation are used for information and comparison only and do not mean that we have been given authorization to use such information . All forward - looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the risk factors aforementioned . These forward - looking statements speak as of the date hereof . Other than as required under the securities laws, and regulations and rules, the Company and any of the irrespective affiliates does not assume a duty to update these forward - looking statements to reflect future events or circumstances .

Our Vision To build the future of work and to connect businesses with technology, data, services, workspace, and more.

We Are A Fast-Growing Integrated Workspace Solution Provider

AgiiPlus Group

Who We Are

- Founded in 2016 and located in China and Singapore, AgiiPlus offers **integrated working solutions** including a digital office marketplace, renovation, maintenance & smart building solutions and high-quality flexible workspaces
- AgiiPlus has established an innovative business model called **S²aaS - Space & Software As A Solution** which combines "Software As A Service" and "Space As A Service"
- As of December 31, 2021, AgiiPlus maintained a network of **61 workspaces** in centrally located business districts in tier-one and new tier-one cities in China and Singapore, with **total managed area of more than 256,000 m² and over 45,000 workstations**
- AgiiPlus has achieved a **rapid revenue growth with 125% CAGR** from 2016 to 2021, demonstrated **strong resilience** in 2020 and 2021 despite the impact of COVID-19 pandemic

What We Offer


Technology Platform for the Future of Work


Smart Building Solutions


Physical Flexible Workspace


Design and Renovation Services

	AgiiPlus	Traditional Office Operator	Co-working Space Company	Real Estate Services Company	Space Renovation Company	Online Office Search Company
Smart Building Solution	●	○	○	○	○	○
Asset Transformation & Maintenance	●	◐	◐	◐	◐	○
SaaS Platforms with Online Customers	●	◐	◐	◐	○	●
Dynamic Flexible Office Space	●	○	●	◐	○	○
Office and Corporate Services	●	◐	●	◐	○	◐

Source: Company Information as of December 31, 2021

See offering documents for further risks and disclosures. Investments may be speculative, liquid and there is a risk of loss. Past performance is not indicative of future results.

5

> 320,000 Digitally registered members (5) > 40,000 Total number of workstations (6) > 750,000 燗 Managed area by smart building technology (8) > US$10 million Positive (and increasing) operating cashflows since 2020 (3) > 35,000 Enterprise customers (7) 85% Occupancy rate for mature workspaces (4) > US$72 million 2021 total revenue (1) 125% 2016 - 2021 revenue CAGR (2) AgiiPlus at a Glance 6 Note: (1) Data sourced from the audited report under US GAAP. (2) The financials from 2016 to 2018 are compliant to PRC GAAP and financials of 2019 and 2021 are compliant to US GAAP. (3) Data sourced from the audited report under US GAAP. (4) Mature workspaces refer to workspaces which have been opening for more than one year. Company information as of December 31, 2021. (5) Data sourced from MaxCRM and BSS system as of December 31, 2021. (6) Company information as of December 31, 2021. (7) Data sourced from CHIPS system and Distrii app as of December 31, 2021. (8) Data sourced from CHIPS system as of December 31, 2021. See offering documents for further risks and disclosures. Investments may be speculative, liquid and there is a risk of loss. Past performance is not indicative of future results.

(2.4) (6.8) (6.3) (1.3) 7.5 10.3 - 8 - 6 - 4 - 2 0 2 4 6 8 10 12 2016 2017 2020 2021 (USD, Million) 2018 2019 Operatin g Cashflows 1.2 5.8 22.5 44.7 55.2 72.1 0 10 20 30 40 50 60 70 80 2016 2017 2018 2019 2020 2021 (USD, Million) Historical Financials 2016 – 2021 (1) Historical Revenue and Significant Growth Rate Operating Cashflows Turned Positive Since 2020 7 Note: (1) The financials from 2016 to 2018 are compliant to PRC GAAP and financials of 2019 and 2021 are compliant to US GAAP. Assume exchange rate at USD/CNY = 6.45 See offering documents for further risks and disclosures. Investments may be speculative, liquid and there is a risk of loss. Past performance is not indicative of future results.

Company Milestones

AGii+
AgiiPlus Group

- AgiiPlus is one of the fastest-growing work solutions providers in China and Singapore, per the Frost & Sullivan Report (1)
- Built a comprehensive business structure to close the loop of the whole value chain of flexible workspace services

2016

- Launched the 1st Distrii workspace in Shanghai
- Secured angel investment from Huazhu Group



DISTRii 办伴

2017



- Expanded to Beijing and Northern China market
- Initiated smart building business unit
- Raised Pre-A & A round fundraising led by City Developments Limited

2018

- Expanded to Singapore market
- Launched Spacii to introduce PropTech, Renovation, Maintenance and Smart Building solutions



SPACii
堂 堂 加 智 造

2019



- Started asset-light management model
- Established professional team offering value-added enterprise services

2020

- Launched Tangtang (Previously named as MaxOffice), a SaaS-based office marketplace, and digital service platform
- Operating cash flow turned positive despite COVID-19 pandemic impact



TANGTANG
堂 堂 办 公

2021

AGii+ 堂堂加集团 AgiiPlus Group



- Rebranded as **AgiiPlus Group**
- Explored public listing in the U.S. stock market

2022

- Continuing national network expansion and grow across APAC region

Note: (1) Based on Frost and Sullivan Market Research (as of November 2021)
See offering documents for further risks and disclosures. Investments may be speculative, liquid and there is a risk of loss. Past performance is not indicative of future results.

8

Investment Highlights 9

Key Investment Highlights

AGii AgiiPlus Group


1
2
3
4
5

Large Addressable Market with High Demand after the Pandemic

Evolving and Comprehensive Work Solutions

One-Stop Solution Capability and Customer Integration

Technology-driven Digital Platforms

Visionary Team with Deep Understanding of Industry

10

Large Addressable Market with High Demand after the COVID-19 Pandemic

AgiiPlus Group

Key Statistics About the Rise of Flexible Workspace in China

Market Size (1)

	2020	CAGR	2025E
Work Solutions Industry	US$117 billion	+11.4%	US$201 billion
Flexible Workspace Industry	US$4.8 billion	+30.1%	US$17.9 billion
Smart Building Industry	US$9.6 billion	+25.5%	US$29.9 billion

Flexible Workspaces Attract More Attention after the Pandemic

Companies see the value of flexible workspaces to their long-term real estate strategies

37% — Occupiers said the flexible workspaces will play a significant role in their long-term real estate strategies

Most companies are looking to increase their use of flexible workspaces

58% — Occupiers said the pandemic will cause them to increase their demand of flexible workspaces



Individual Spaces
Collab Spaces
Social
Support
Reduced Footprint
Individual Spaces
Collab Spaces
Social
Support
Traditional Workspaces
Flexible Workspaces
Cost Effectiveness
Vibrant Community
Monetisation
Efficiency
Strong Connection
Stickiness

Sources: Frost and Sullivan Market Research (as of November 2021), CBRE – 2021 APAC Flexible Office Market Overview
Note: (1) Use exchange rate at USD/CNY = 6.38 (as of November 2021)
See offering documents for further risks and disclosures. Investments may be speculative, liquid and there is a risk of loss. Past performance is not indicative of future results.

11

Evolving and Comprehensive Work Solutions

AgiiPlus Group

Online

TANGTANG 堂堂办公

Office Marketplace & SaaS-Based Platform



SPACii 堂堂加智造

Office PropTech & Smart Building Solution



DISTRii 办伴

Office Automation App & BSS (1)



Offline

- Office brokerage & leasing
- Self-operated enterprise services
- Leasing management

- Smart building solutions
- Office customizations
- Renovations
- Consulting services
- Property maintenance

- Office and workspace rental services
- Facilities such as meeting rooms and event spaces
- Equipments and general operational services

Note: (1) BSS (Business Supporting System) is an intelligent operation management system based on IoT technology.

12

One-Stop Solution Capability and Customer Integration

The integration of three business segments enables AgiiPlus to offer comprehensive, one-stop solutions to customers, and through AgiiPlus' ecosystem, customers can easily find a variety of solutions to their business needs, making them more likely to stay within AgiiPlus' ecosystem and become repeat customers. By creating value through its ecosystem, AgiiPlus is able to maintain a large and constantly growing customer base, and offer more value-added services.



Office Searching & Selection
Office Renovation
Marketing & Advertising
Property Management
TANGTANG
堂堂办公
Prospective customers
Customer Base
Prospective customers
SPACii
堂堂加智造
Human Resource
Conference & Activities
High frequency application via integration of customer base
Company Registration
Low frequency application in traditional use
Finance & Taxation
Existing customers
Office Automation
Offer more value-added services ...
DISTRii 办伴

13

Technology-driven Digital Platforms

AgiiPlus leverages cutting-edge technology and resources with a dedicated R&D team to provide leading PropTech solutions

Integrated Technology Platform

- Smart building management system (CHIPS)
- Operation management system (BSS)
- MaxCRM - Business SaaS tool for brokers
- Tangtang - Office market place



Adoption of Cutting-Edge Technologies

- Big Data Platform
- Hybrid Cloud
- AI & IoT Integration
- Image Recognition & Motion Analysis
- Smart Sensor Integration & Edge Computing
- SaaS Architect

14

Visionary Team with Deep Understanding of Industry

AgiiPlus Group



Dr. HU Jing

Founder & CEO

- 20+ years' experience in real estate and smart city industries
- Previously served as Executive Vice President, Chief Architect and Director at Greenland Holdings
- Ph.D. in Architecture, Southeast University
- Executive MBA, China Europe International Business School
- Chartered Architect at the Chartered Institute of Building



DAI Jing
Sophia
CFO

- Expertise in global investment, asset management, finance and PropTech PE
- Previously served as Head of Strategic Investment and Senior Vice President at City Developments Limited ('CDL')
- Former Deputy CEO of CDL China
- Bachelor's degree in International Finance, Fudan University
- Master's degree, National University of Singapore
- CFA Charterholder



Dr. WU Jiaqing
CTO

- Expertise in smart city technology development
- Previously served as Director of Smart City Services at Greenland Holdings
- Ph.D. in Industrial and Management Systems Engineering, University of Nebraska-Lincoln
- Bachelor's degree in Electronic science and information systems, Nanjing University



YANG Lei
Spacii – GM

- Expertise in space design & construction management
- Previously served as Assistant GM of Greenland Southwest
- Bachelor's degree in Architecture from Tongji University
- Received his degree in Architecture from Technical University of Braunschweig, Germany
- EMBA, Fudan University



CHEN Keming
Distrii – GM

- Expertise in comprehensive operation & marketing
- Previously served as Assistant General Manager of Yunfeng Financial Group
- Bachelor's degree in architecture from Hebei Institute of Building and Technology



NI Yong
Leo
Tangtang - GM

- More than 15 years' experience of marketing and branding
- Previously served as Marketing Director in Hong Kong Tourism Board
- Bachelor of Arts, Shanghai International Studies University

15

Company Overview 16

Business Model: Full Spectrum Work Solutions Driven by S²aaS AgiiPlus has established an innovative business model called “S²aaS - Space & Software As A Solution,” which combines “Software As A Service”, or SaaS, and “Space As A Service.” This business model relies on proprietary technology, SaaS - based systems, and high - quality physical workspaces to provide customers with integrated work solutions for optimal work efficiency. S²aaS = Space & Software as a Solution • Online: Software as a Service Physical Flexible Workspaces Renovation, Maintenance & Smart Building Solutions SaaS - based Office Marketplace & Digital Service Platform • Offline: Space as a Service 17

One-Stop Solutions for Enterprises Pursing Higher Work Efficiency

AGii+ AgiiPlus Group

Office Searching
2-5 days — Previous: **1-2 months**

- Massive office network and digital marketplace
- Customer Relationship Management (CRM) tools for brokers

Design & Renovation
3-14 days — Previous: **3-4 months**

- Quick customization with standard prefabricated framework

Moving In
1 day — Previous: **1-2 weeks**

- Office available for check-in from Day 1, fully setup office space

Plug-In Service Setup
1 day — Previous: **1 month**

- Ready plug-in services for on-demand requests

Comparison

BEFORE using AgiiPlus Services

- Investments in decoration and devices
- Traditional design
- Investments in service team
- Long-term leasing contracts

AFTER using AgiiPlus Services

- Integration of online and offline services
- Professional design and execution
- One-stop solutions
- Flexible terms from days to years

Advantages

One-Stop Solutions
Fast and Flexible
Cost Efficient
On-Demand Ready Services

18

Powerful Self - Developed SaaS - Based Digital Systems Tangtang SaaS - based Marketplace CHIPS System SaaS for Smart Building Distrii App SaaS for Members BSS (1) SaaS for Operation CRM Note: (1) BSS (Business Supporting System) is an intelligent operation management system based on IoT technology. 19

Evolving Comprehensive Solutions Ecosystem

AGii AgiiPlus Group

Distrii workspaces cover economically vibrant regions and aim to provide an efficient, cost-effective and reliable workspaces for different kinds of enterprises at different development stages



Physical Workspaces	Types of Clients	Solutions
Building Design • Whole building or multi-floor • Large scale customisation and decoration	**Maturity Stage (>500 seats)** • Headquarters • Regional Headoffice	Design & Planning + Basic services + Extensive services + Operation
Space Design • Independent area • Moderate customization and decoration	**Expansion Stage (50-500 seats)** • Fast-growing companies • Local branch	Searching + Design + Temporary workplace + Basic services + Extensive services
Modular Office • Standard design • Prefabricated customization and decoration	**Early Development (10-50 seats)** • Small companies in early growth • Office studios	Searching + Modular + Move-in + Basic services + Extensive services
Co-working & Remote Work • Flexible workstation • Shared meeting room	**Start-up (1-10 seats)** • Start-up companies • Freelancers • Remote working	Searching + Move-in + Basic services

20

Tangtang: Leasing and Enterprise Service Digital Platform

AgiiPlus Group

Tangtang offers services including leasing flexible workspaces and booking enterprise services. By consolidating information of a large number office spaces into one single platform, Tangtang connects customers and space providers with each other in an efficient, cost-effective, and reliable way

Enterprises with Workspace Demands

TANGTANG
堂 堂 办 公

Qualified Workspaces Available

Online
Digital Platform & App

Offline
Broker Teams & Service Stations







MAXBOX
堂 堂 企 业 站

Digital Marketplace & SaaS-Based Platform

- High efficiency office searching and enterprise service platform
- Entry for various enterprise software
- MaxCRM system: SaaS for brokers






MAXBOX

See offering documents for further risks and disclosures. Investments may be speculative, liquid and there is a risk of loss. Past performance is not indicative of future results.

21

Spacii: Renovation, Maintanance & Smart Building Solutions

AGii
AgilPlus Group

Supported by PropTech [1] applications (such as artificial intelligence, Internet of Things, cloud technology) , Spacii works with property owners and customers to upgrade physical properties, enable highly efficient operations and long-term sustainable performances.



Before
After

- Out-dated building features
- Overrunning budgets for asset enhancement
- Property management with low efficiency

SPACii 堂堂加智造

Property Transformation & Management Solutions

- Modern design
- PropTech applications
- One-stop solutions
- Enhanced performance with low operation costs

PropTech for Office Building

- Intelligent Pass
- Fast Maintenance
- CHIPS Platform
- Prefabricated Renovation
- Property Management

750,000+ m²
Managed Area by CHIPS system [2]

50,000+
Daily Intelligent Pass Foot Traffic

Notes: (1) PropTech: refers to 'Property Technology'
(2) The managed area includes Distrii workspaces and other office buildings operated by CHIPS system as of December 31, 2021.

See offering documents for further risks and disclosures. Investments may be speculative, liquid and there is a risk of loss. Past performance is not indicative of future results.

22

Distrii: Serving Enterprises in Achieving Flexible Working

AgiiPlus Group

We offer high-quality, flexible, and productive workspaces that enable enterprises to reduce costs while enhancing work efficiency


DISTRii 办伴

7
Tier-one & Gateway Cities in China and Singapore (1)

61
Flexible Workspaces

41,000+
Workstations

Features at a Glance

Location

Various selections
Distributed network



Infrastructure

Flexible workspaces
Fast office renovation



Software

Office automation
Smart equipment



Services

Plug-in services
On-demand availability



Mature Workspace(2) Occupancy Rate & Total Workstations


88%
87%
85%
41,455
32,854
21,161
2019
2020
2021

- Occupancy rate in 2021 was above industry average of 66% as per Frost & Sullivan report

Sources: Frost and Sullivan Market Research (as of November 2021); Company Information as of December 31, 2021
Notes: (1) The cities are Shanghai, Beijing, Nanjing, Suzhou, Xiong'an, Jinan in China, and Singapore.
(2) Mature workspaces refer to workspaces that, as of the respective dates, have been operating for more than one year.

See offering documents for further risks and disclosures. Investments may be speculative, liquid and there is a risk of loss. Past performance is not indicative of future results.

23

Market Opportunity 24

Strong New Economy Performance and Increasing Urbanization

AgiiPlus Group

- According to Frost & Sullivan, the GDP of high value-added industries represents the economic activities with high value-added potential and high aggregation, including emerging industry, new business forms, and new business models, all of which have strong demand for office space and service.
- Driven by the continuous economic growth in the PRC, the urbanization rate increased continuously in recent years. From 2015 to 2020, the urbanization rate increased from approximately 56.1% to approximately 63.9% in 2020, at a CAGR of 2.6%. Along with the expected GDP growth in the coming years, the urbanization rate in the PRC is estimated to reach 70.0% in 2025 at a CAGR of 1.8% from 2020 to 2025E.

GDP (Tertiary Industry) and GDP (High Value-Added Industries) in China

CAGR	2015–2020	2020–2025E
GDP (Tertiary Industry)	9.6%	7.1%
GDP (High Value-Added Industries)	10.5% (2016-2020)	7.7%



Million
(in RMB)
80
60
40
20
0
35.0
39.1
43.8
49.0
53.5
55.4
61.0
65.3
69.6
73.9
78.2
11.4
13.0
14.8
16.2
16.9
18.9
20.2
21.6
23.1
24.5
2015
2016
2017
2018
2019
2020
2021
2022E
2023E
2024E
2025E

Note: The Earliest Statistical Year for the GDP (High Value-added Industries) is 2016.

Urbanization Rate in China

CAGR	2015–2020	2020–2025E
Urbanization Rate	2.6%	1.8%



%
80
60
40
20
0
56.1
57.3
58.4
59.5
60.6
63.9
64.7
65.7
67.1
68.6
70.0
2015
2016
2017
2018
2019
2020
2021
2022E
2023E
2024E
2025E

Sources: National Bureau of Statistics, Frost & Sullivan Industry Report (as of November 2021)

25

Frequency of Workplace Changes in Sample Enterprises (N=300) Note: The sample was selected by Frost & Sullivan based on industry characteristics, and the industry distribution of the sample enterprises was relatively dispersed, including most of the industries of the office tenants, and the statistically significant impact of industry differences in the sample enterprises on the overall results was minimized. % Within 3 Years 5 Years and Above +93% - 44% 2017 2020 Companies are Growing and Faster: Cycle for Workspace Turnovers • As a result, newly registered market entities will generate greater market demand for workspaces, especially flexible workspaces, which in turn will accelerate the development of the flexible workspace industry. • Between 2017 and 2020, the number of companies with less than three years of workspace turnovers increased by 93%, while the number of companies with more than five years of workspace turnovers fell by 44%. Number of Newly Registered Market Entities 14.8 16.5 19.2 21.5 21.8 25.0 28.9 32.7 34.8 37.0 39.2 40 35 30 25 20 15 10 5 0 2015 2016 2017 2018 2019 2020 2021 2022E 2023E 2024E 2025E Million CAGR 2015 – 2020 2020 – 2025E Number of Newly Registered Market Entities 11.1% 9.4% 26 Sources: China National Bureau of Statistics, Frost & Sullivan Industry Report (as of November 2021)

• The total market size of work solution industry in China is expected to reach RMB1,278.2 billion (US$200.6 billion) in 2025E • The market size of flexible workspace industry in China has grown from RMB3.2 billion (US$0.5 billion) in 2015 to RMB30.6 billion (US$4.8 billion) in 2020, at a CAGR of 57%, and it is expected to grow further to RMB113.8 billion (US$17.8 billion) in 2025E Market Size of Flexible Workspace Industry in China Market Size of Smart Building Industry in China Brokerag e Se rv ices Space Renovation Services Renta l Se rv ices Har d ware Software 22.5 35.2 65.5 42.8 78.7 128.9 117.3 3.4 67.5 2.2 200.6 6.2 X 1.7 4 X 1.7 1 (i n US $ bn) 8.0 3.4 8.6 21.9 0.1 1.0 9.6 2015 2020 2025E 3.5 29.9 X 2.7 4 X 3.1 1 (i n US $ bn) 2015 2020 2025E Source: Frost and Sullivan Market Research (as of November 2021) Note: Use exchange rate at USD/CNY = 6.38 (as of November 2021) 3.7 5.1 6.5 8.1 9.7 11.6 1.1 1.8 2.6 3.6 4.8 6.2 202 3 E 2020 202 5 E 2015 202 1 E 9.1 202 2 E 2024E 0.5 0.5 4.8 6.9 11.7 14.5 17.8 +57 . 1 % CAGR 2015 – 2020 2020 - 2025E Se r v i ce Re v en u e 93.6% 42.2% Renta l Re v en u e 51.1% 25.5% 27 +30. 0% (i n US $ bn) Large Market Potential in Providing Comprehensive Work Solutions Market Size of Work Solution Industry in China

Growth Strategy 28

Grow Enterprise Services to Generate Multiple Revenue Streams • Further increase the offerings of enterprise services to our customers through acquiring third - party enterprise service providers • Cooperate with more reputable third - party service providers to expand and diversify our offerings of high - quality enterprise services or other value - added services to enterprise customers and facilitate our business growth and development Expand Business Operations Geographically and Strengthen our Workspace Network • Strategically expand our business operations to additional geographic areas and further strengthen our network • Grow our presence in overseas markets by opening additional spaces in Singapore and other Asian countries through our subsidiaries Expand Business Scale through Mergers and Acquisition Opportunities • Explore mergers and acquisition opportunities, including acquiring local flexible workspace brands with a strong regional presence, to strengthen our industry position and expand geographic coverage • Invest in companies specializing in products or services complementary to our business to further integrate and refine our services Further Develop Technology and Digital Platforms to Enhance Operational Efficiency • Improve the existing proprietary SaaS platforms using data - driven model and artificial intelligence • Design a set of big data analysis tools dedicated to generating actionable insights to improve the operational efficiency • Develop technological platforms and tools for purposes of enhancing brand recognition and attracting prospective customers Growth Strategy 29

6.6 x 3.9x 3.8 x 4.1 x AgiiPlus Office Operation/Lease Smart Office Smart Real Estate Consulting Enterprise SaaS Comparable Analysis EV/Revenue 2022E – Comp Multiples Blend of weighted average and median of each sector multiples: 4.8x 11.3 x 3 0 T HANK YOU Underwriter Contact Tony Tian US Tiger Securities, Inc. Tel:+1 732 910 9692 Company Contact Sophie Mao AgiiPlus Inc. Capital Market Tel: +86(21) 2250 - 2249 Email: ir@agiiplus.com 5th Floor, Silver Court No. 218 Xizang South Road, Shanghai 200021 People’s Republic of China Email: tony.tian@ustigersecurities.com 27th Floor, 437 Madison Ave New York, NY 10022